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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 ) *

                               Alcatel - Lucent SA
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 American Depository Receipts and Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    013904305
                  --------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |X| Rule 13d-1(b)

        |_| Rule 13d-1(c)

        |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)

CUSIP No.  013904305

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Brandes Investment Partners, L.P.
          I.R.S. Identification Nos. of above persons (entities only).
                                                                      33-0704072
--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |_|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------
Number of            5.  Sole Voting Power
Shares Bene-        ------------------------------------------------------------
ficially owned       6.  Shared Voting Power  75,090,834 ADR and 105,701,925 ORD
by Each             ------------------------------------------------------------
Reporting            7.  Sole Dispositive Power
Person With:        ------------------------------------------------------------
                     8.  Shared Dispositive Power           100,897,845 ADR and
                                                            135,779,052 ORD
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             100,897,845 ADR and
                                                             135,779,052 ORD
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|
--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)               10.22%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)                     IA, PN
--------------------------------------------------------------------------------

CUSIP No.  013904305

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Brandes Investment Partners, Inc.
          I.R.S. Identification Nos. of above persons (entities only).
                                                                      33-0090873

--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |_|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization           California
--------------------------------------------------------------------------------
Number of            5.  Sole Voting Power
Shares Bene-        ------------------------------------------------------------
ficially owned       6.  Shared Voting Power  75,090,834 ADR and 105,701,925 ORD
by Each             ------------------------------------------------------------
Reporting            7.  Sole Dispositive Power
Person With:        ------------------------------------------------------------
                     8.  Shared Dispositive Power           100,897,845 ADR and
                                                            135,779,052 ORD
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                100,897,845 ADR and 135,779,052 ORD shares are deemed
                to be beneficially owned by Brandes Investment
                Partners, Inc., as a control person of the investment
                adviser. Brandes Investment Partners, Inc. disclaims any
                direct ownership of the shares reported in this
                Schedule 13G, except for an amount that is
                substantially less than one per cent of the
                number of shares reported herein.
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|
--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)               10.22%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)    CO, OO (Control Person)
--------------------------------------------------------------------------------

CUSIP No.  013904305

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Brandes Worldwide Holdings, L.P.
          I.R.S. Identification Nos. of above persons (entities only).
                                                                      33-0836630

--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |_|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------
Number of            5.  Sole Voting Power
Shares Bene-        ------------------------------------------------------------
ficially owned       6.  Shared Voting Power  75,090,834 ADR and 105,701,925 ORD
by Each             ------------------------------------------------------------
Reporting            7.  Sole Dispositive Power
Person With:        ------------------------------------------------------------
                     8.  Shared Dispositive Power           100,897,845 ADR and
                                                            135,779,052 ORD
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                100,897,845 ADR and 135,779,052 ORD shares are deemed
                to be beneficially owned by Brandes Investment
                Partners, Inc., as a control person of the investment
                adviser. Brandes Investment Partners, Inc. disclaims any
                direct ownership of the shares reported in this
                Schedule 13G, except for an amount that is
                substantially less than one per cent of the
                number of shares reported herein.
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|
--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)               10.22%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)   PN, OO (Control Person)
--------------------------------------------------------------------------------

CUSIP No.  013904305

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Charles H. Brandes
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |_|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization           USA
--------------------------------------------------------------------------------
Number of            5.  Sole Voting Power
Shares Bene-        ------------------------------------------------------------
ficially owned       6.  Shared Voting Power  75,090,834 ADR and 105,701,925 ORD
by Each             ------------------------------------------------------------
Reporting            7.  Sole Dispositive Power
Person With:        ------------------------------------------------------------
                     8.  Shared Dispositive Power           100,897,845 ADR and
                                                            135,779,052 ORD
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                100,897,845 ADR and 135,779,052 ORD shares are deemed
                to be beneficially owned by Brandes Investment
                Partners, Inc., as a control person of the investment
                adviser. Brandes Investment Partners, Inc. disclaims any
                direct ownership of the shares reported in this
                Schedule 13G, except for an amount that is
                substantially less than one per cent of the
                number of shares reported herein.
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|
--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)               10.22%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)    IN, OO (Control Person)
--------------------------------------------------------------------------------

CUSIP No.  013904305

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Glenn R. Carlson
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |_|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization           USA
--------------------------------------------------------------------------------
Number of            5.  Sole Voting Power
Shares Bene-        ------------------------------------------------------------
ficially owned       6.  Shared Voting Power  75,090,834 ADR and 105,701,925 ORD
by Each             ------------------------------------------------------------
Reporting            7.  Sole Dispositive Power
Person With:        ------------------------------------------------------------
                     8.  Shared Dispositive Power           100,897,845 ADR and
                                                            135,779,052 ORD
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                100,897,845 ADR and 135,779,052 ORD shares are deemed
                to be beneficially owned by Brandes Investment
                Partners, Inc., as a control person of the investment
                adviser. Brandes Investment Partners, Inc. disclaims any
                direct ownership of the shares reported in this
                Schedule 13G, except for an amount that is
                substantially less than one per cent of the
                number of shares reported herein.
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|
--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)               10.22%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)   IN, OO (Control Person)
--------------------------------------------------------------------------------

CUSIP No.  013904305

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Jeffrey A. Busby
          I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) |_|
          (b) |_|
--------------------------------------------------------------------------------
       3. SEC Use Only
--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization           USA
--------------------------------------------------------------------------------
Number of            5.  Sole Voting Power
Shares Bene-        ------------------------------------------------------------
ficially owned       6.  Shared Voting Power  75,090,834 ADR and 105,701,925 ORD
by Each             ------------------------------------------------------------
Reporting            7.  Sole Dispositive Power
Person With:        ------------------------------------------------------------
                     8.  Shared Dispositive Power           100,897,845 ADR and
                                                            135,779,052 ORD
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                100,897,845 ADR and 135,779,052 ORD shares are deemed
                to be beneficially owned by Brandes Investment
                Partners, Inc., as a control person of the investment
                adviser. Brandes Investment Partners, Inc. disclaims any
                direct ownership of the shares reported in this
                Schedule 13G, except for an amount that is
                substantially less than one per cent of the
                number of shares reported herein.
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|
--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)               10.22%
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)   IN, OO (Control Person)
--------------------------------------------------------------------------------

Item 1(a)     Name of Issuer:

              Alcatel - Lucent SA


Item 1(b)     Address of Issuer's Principal Executive Offices:

              54 Rue la Boetie, 75008, Paris, France


Item 2(a)     Name of Person Filing:

              (i)    Brandes Investment Partners, L.P.

              (ii)   Brandes Investment Partners, Inc.

              (iii)  Brandes Worldwide Holdings, L.P.

              (iv)   Charles H. Brandes

              (v)    Glenn R. Carlson

              (vi)   Jeffrey A. Busby


Item 2(b)     Address of Principal Business office or, if None, Residence:

              (i)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (ii)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iii)  11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iv)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (v)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (vi)   11988 El Camino Real, Suite 500, San Diego, CA  92130


Item 2(c)     Citizenship

              (i)    Delaware

              (ii)   California

              (iii)  Delaware

              (iv)   USA

              (v)    USA

              (vi)   USA

Item 2(d)     Title of Class Securities:

              American Depository Receipts and Common Shares


Item 2(e)     CUSIP Number:

              013904305


Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

              (a)  |_|  Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).
              (b)  |_|  Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).
              (c)  |_|  Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).
              (d)  |_|  Investment company registered under section 8 of the
                        Investment Company Act (15 U.S.C. 80a-8).
              (e)  |_|  An investment adviser in accordance with
                        ss. 240.13d-1(b)(1)(ii)(E).
              (f)  |_|  An employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(ii)(F).
              (g)  |_|  A parent holding company or control person in accordance
                        with ss. 240.13d-1(b)(1)(ii)(G).
              (h)  |_|  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).
              (i)  |_|  A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-3).
              (j)  |X|  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

              This statement is filed by Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)


Item 4.       Ownership:

              (a)    Amount Beneficially Owned: 100,897,845 ADR and
                                                135,779,052 ORD

              (b)    Percent of Class:                               10.22%

              (c)    Number of shares as to which the joint filers have:

                     (i)   sole power to vote or to direct the vote: 0

                     (ii)  shared power to vote or to direct the
                           vote:              75,090,834 ADR and 105,701,925 ORD

                     (iii) sole power to dispose or to direct the
                           disposition of:                           0

                     (iv)  shared power to dispose or to direct the
                           disposition of:   100,897,845 ADR and 135,779,052 ORD

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the
              following |_|.   N/A


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
                               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                               N/A

Item 8.       Identification and Classification of Members of the Group.
                               See Exhibit A

Item 9.       Notice of Dissolution of Group.
                               N/A

Item 10.      Certification:

              (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008
                                    BRANDES INVESTMENT PARTNERS, L.P.


                                    By: /s/ Adelaide Pund
                                        --------------------------------------
                                        Adelaide Pund as Attorney-In-Fact for
                                        Charles H. Brandes, President of
                                        Brandes Investment Partners, Inc., its
                                        General Partner

                     BRANDES INVESTMENT PARTNERS, INC.


                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, President


                     BRANDES WORLDWIDE HOLDINGS, L.P.


                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, President of
                          Brandes Investment Partners, Inc., its General Partner


                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, Control Person


                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Glenn R. Carlson, Control Person


                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Jeffrey A. Busby, Control Person

                                    EXHIBITS

Exhibit A is incorporated by reference to Exhibit A of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit B is incorporated by reference to Exhibit B of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit C is incorporated by reference to Exhibit C of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit D is incorporated by reference to Exhibit D of Schedule 13G for 3Com Corporation filed February 14, 2005.